AMENDMENT TO BRIDGE NOTE AGREEMENT

This Amendment to Bridge Note Agreement (this "Agreement"), effective the 12th day of January, 2011 (the "Effective Date"), is made by and among Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the "Company"), and the undersigned investor (the "Bridge Investor").

WHEREAS, the Company and the Bridge Investor are parties to a certain Bridge Note and Warrant Purchase Agreement (the "Purchase Agreement") pursuant to which the Bridge Investor purchased from the Company and the Company issued to the Bridge Investor (i) a senior subordinated promissory note (the "Bridge Note") and (ii) a warrant to purchase a specified number of shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), at an exercise price per share equal to $0.67.

WHEREAS, the Bridge Note matured on December 31, 2010 and the Company was unable to pay the outstanding principal and interest when due;

WHEREAS, the Company has requested that the Bridge Investor agree to amend the repayment terms and extend the Maturity Date (as defined in the Bridge Notes) of the Bridge Note and the Bridge Investor has agreed to the Company's request, as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Bridge Investor mutually agree as follows.  Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

    Amendment to Bridge Note. Upon execution of this Agreement, the Company and the Bridge Investor agree that the principal and interest due on the Bridge Note shall be paid as follows:

(a) Twenty-five percent (25%) of the original principal amount shall be paid upon the parties' execution and delivery of this Agreement;

(b) Thirty-five percent (35%) of the original principal amount shall be paid on or before February 15, 2011; and

(c) The remaining principal (which equals forty percent (40%) of the original principal amount) plus all accrued interest shall be paid on or before April 29, 2011 (the "Amended Maturity Date"); provided, however, the Investor shall have the option to receive the final payment in cash or shares of restricted common stock of the Company. To receive the final payment in shares, the Investor must provide the Company with irrevocable written notice of such election at least five (5) business days prior to the Maturity Date. In the event the Investor elects to receive the final payment in shares of the Company's common stock, then the number of shares the Investor will receive shall be determined by dividing the then outstanding principal and accrued interest by $0.46 (the "Effective Price"), which represents the closing price for a share of the Company's common stock on the date immediately preceding the Effective Date. In the event that the closing price for a share of the Company's common stock on the Maturity Date (the "Maturity Date Closing Price") is less than the Effective Price and the Investor elects to receive the final payment in shares of the Company's common stock, then the Company shall, within five (5) business days following the Maturity Date, pay the Investor in cash an amount equal to the product of (i) the difference between the Effective Price and the Maturity Date Closing Price, multiplied by (ii) the number of shares of common stock received by the Investor. The Company shall also reimburse the Investor for all reasonable costs incurred in connection with its subsequent sale of the shares so received.

(d) Interest on the unpaid principal amount shall accrue at the rate of 23% per annum (which includes the late payment interest rate of 5% per annum described in Section 14(iv) of the Bridge Note) from January 1, 2011 until the amount due under the Bridge Note has been paid in full.

In the event the Company fails to make any payment specified in 1(a), 1(b), or 1(c) when due, then the Company shall pay Investor a penalty equal to ten percent (10%) of the then outstanding balance and the entire principal and accrued interest shall be immediately due and payable. Payment of such penalty shall not affect the Investor's rights or remedies under the Bridge Note.

2 Consideration for Amendment. As consideration for the Bridge Investor's agreement to amend the repayment terms of the principal and interest due under the Bridge Note, the Company shall issue and deliver to the Bridge Investor an additional warrant to purchase up to [*] shares of the Company's Common Stock (the "Additional Warrant") at an exercise price equal to $0.46 per share, in the form attached hereto as Exhibit A.

3. Representation and Warranties of the Company. The Company makes the following representations and warranties to the Bridge Investor:

3.1 Organization, Qualifications and Corporate Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification.  The Company and each of its Subsidiaries has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, and in the case of the Company, to execute, deliver and perform the transaction documents to which it is a party.  The Company has the corporate power and authority to issue, sell and deliver the Additional Warrants and to issue and deliver the shares of Common Stock issuable upon exercise of the Additional Warrants (the "Additional Warrant Shares").

3.2 Authorization of Agreements, Etc.

    The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, the issuance, sale and delivery of the Additional Warrants by the Company and the reservation of the Additional Warrant Shares by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation of the Company, as amended to date (the "Charter"), or the Bylaws of the Company, as amended to date (the "Bylaws"), or any provision of any indenture, agreement or other instrument to which the Company or any of its Subsidiaries or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any of its Subsidiaries. This Agreement has been duly authorized, executed and delivered and constitute valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (b) The Additional Warrants have been duly authorized by all actions on behalf of the Company and, when issued and delivered pursuant to this Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    3.3 Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of this Agreement, other than (i) filings required by state securities laws, and the timely filing of a Notice of Sale of Securities on Form D with the Commission, (ii) consents, filings and authorizations required by the Nasdaq Marketplace Rules, and (iii) those that have been made or obtained prior to the date of this Agreement.

    4. Representations and Warranties of the Bridge Investor. The Bridge Investor represents and warrants to the Company that each of the representations and warranties contained in Article 3 of the Purchase Agreement are true, accurate and complete as of the date hereof.

    5. Covenants.

    (a) The Company hereby represents and warrants that as of the date hereof the transactions contemplated hereby are not inconsistent with the Company's Charter or Bylaws and agrees that until such time as the obligations under this Agreement have expired, the Company will not take any action or amend its Charter or Bylaws in a manner inconsistent with or in derogation of this Agreement, except that the Company may amend its Charter and/or Bylaws in order to increase the number of authorized shares of Common Stock or to effect a reverse stock split.

    The Additional Warrant shall not be transferred except in accordance with the terms thereof and unless the recipient of such Additional Warrant is an "accredited investor" and agrees in writing to be bound by the terms hereof.

6. Piggyback Registration Rights.  The registration rights described in Section 5.2 of the Purchase Agreement shall apply to the Additional Warrant Shares.

7. Listing.  The provisions contained in Section 5.3 of the Purchase Agreement shall apply to the Additional Warrant Shares.

8. Miscellaneous.

8.1 Further Assurances.  The Company shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of the Bridge Investor to carry out the provisions and purposes of this Agreement.

8.2 Remedies.  In case any one or more of the representations, warranties, covenants and/or agreements set forth in this Agreement or the Additional Warrant shall have been breached by a party, the other parties may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement.

8.3 Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto, the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

8.4 Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Company and the Bridge Investor and their respective successors and permitted assigns.  Subject to applicable federal, state and provincial securities laws and regulations, the Bridge Investor may freely assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the other parties subject to the provisions set forth in the Bridge Note and the Additional Warrants.

8.5 Entire Agreement.  This Agreement and the other writings referred to herein or delivered pursuant hereto (including the other Transaction Documents) which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto; provided, however, that any confidentiality or non-disclosure agreement with any Bridge Investor shall remain in full force and effect pursuant to the terms thereof.

8.6 Notices. The notice provisions set forth in Section 6.7 of the Purchase Agreement shall apply to this Agreement.

8.7 Amendments, Modifications, Terminations and Waivers.  The terms and provisions of this Agreement and the Additional Warrants, as applicable, may not be modified, amended or terminated, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by the Company and the Bridge Investor.

8.8 Governing Law; Waiver of Jury Trial.

    All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

    BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE WHAT THE PARTIES BELIEVE TO BE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

8.9 Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Counterpart signatures to this Agreement delivered by facsimile or other electronic transmission shall be acceptable and binding.

8.10 Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:
	Name:	W. Brian Olson
	Title:	Chief Financial Officer

[Signature page to Amendment to Bridge Note Agreement]

BRIDGE INVESTOR:

By:
	Name:	[*]

[Signature page to Amendment to Bridge Note Agreement]

Exhibit A

Form of Additional Warrant